Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES MOVE TO OTCQX®

Austin, TX — November 26, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced that it will move trading in the Company’s Class A common stock (the “Class A Shares”). The Class A shares will shift to the OTCQX® from the New York Stock Exchange (“NYSE”) effective at the close of trading on November 26, 2018 and will begin trading on the OTCQX® upon the trading open on November 27, 2018. The move will not interrupt the trading of Class A Shares.

As noted in the Company’s filings with the Securities and Exchange Commission (“SEC”), Jones Energy became non-compliant with the market capitalization requirement of the NYSE, which required the Company to maintain a 30-trading day average global market capitalization of at least $15 million. As such, the Company has chosen to move its Class A Shares to the OTCQX®, which is the highest market tier operated by the OTC Markets Group, Inc. and provides the highest level of standards within the OTC Markets for investors.

Jones Energy remains and intends to remain a publicly traded company and will retain its ticker symbol “JONE”. The Company will continue to make all required SEC filings and will remain subject to SEC rules and regulations applicable to reporting companies under the Securities Exchange Act of 1934, as amended. The Company plans to maintain a majority independent Board of Directors with an independent Audit Committee and to provide annual financial statements audited by a Public Company Accounting Oversight Board (PCAOB) independent registered public accounting firm and unaudited interim financial reports prepared in accordance with U.S. generally accepted accounting principles.

Jones Energy intends to apply to relist its Class A Shares on a national stock exchange in the future upon meeting the applicable initial listing standards of that exchange.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration and development of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the Company’s intentions to remain a publicly-traded company and to apply for relisting of its Class A Shares on a national stock exchange in the future upon meeting applicable listing standards.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.